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Exhibit 99.1

                         Press Release of the Registrant

         CURAGEN'S BOARD OF DIRECTORS AUTHORIZES TWO-FOR-ONE STOCK SPLIT

NEW HAVEN, CONNECTICUT - MARCH 2, 2000 - CuraGen Corporation (NASDAQ: CRGN), an
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integrated genomics based drug discovery and development company, today announced that its Board of Directors has approved a two-for-one split of the Company's common stock payable to stockholders in the form of a stock dividend. On Thursday, March 30, 2000, stockholders of record will receive one additional share of CuraGen's common stock for every share each shareholder owns at the close of business on March 15, 2000. CuraGen common stock will begin trading on a split-adjusted basis on Friday, March 31, 2000.

As of March 1, 2000 CuraGen Corporation had approximately 18.2 million common shares outstanding. Subsequent to the completion of the stock split, CuraGen will have approximately 36.4 million shares of common stock outstanding.

CuraGen Corporation is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based functional genomics technologies, services, and information systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, protein pathways, and potential products that affect these pathways. The Company is applying these functional genomics technologies to develop protein drugs, antibody drugs, and small molecule drug targets. CuraGen's research collaborators include Abgenix, Biogen, COR Therapeutics, Genentech, Glaxo Wellcome, Hoffmann-La Roche, Pioneer Hi-Bred International, and Roche Vitamins. CuraGen employs over 300 people and is headquartered in New Haven, CT. Additional Company information is available at http://www.curagen.com.
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This release may contain forward-looking statements that are subject to certain risks and uncertainties, including the Company's ability to successfully enhance and develop its technologies. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the Company's early stage of development, technological uncertainty and product development risks, uncertainty of additional funding, reliance on research collaborations, competition, the Company's ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights.


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